Exhibit 99.1

                       Crimson Exploration Inc. Completes
                      $100 Million Senior Credit Facility


    HOUSTON--(BUSINESS WIRE)--July 18, 2005--Crimson Exploration Inc. (OTCBB:CXPI) ("Crimson" or the "Company"), formerly known as GulfWest Energy Inc., announced today the closing of a new three-year $100 million senior secured revolving credit facility with Wells Fargo Bank, N.A. Specific details of the new credit facility are as follows:

    -- Borrowings under the new credit facility will be subject to a borrowing base limitation based on the Company's current proved oil and gas reserves. The initial borrowing base is set at $20 million and will be subject to semi-annual redeterminations, with the first redetermination to be December 1, 2005. The facility will be secured by a lien on all assets of Crimson and its subsidiaries, as well as a security interest in the stock of all Crimson subsidiaries. The credit facility has a term of three years, and all principal amounts, together with all accrued and unpaid interest, will be due and payable in full on June 30, 2008. Proceeds from extensions of credit under the facility will be used for acquisitions of oil and gas properties and for general corporate purposes. The facility also provides for the issuance of letters-of-credit up to a $3 million sub-limit. No borrowings under the facility were made at closing.

    -- Advances under the facility will be in the form of either base rate loans or Eurodollar loans. The interest rate on the base rate loans fluctuates based upon the higher of (1) the lender's "prime rate" and (2) the Federal Funds rate plus a margin of 0.50%, plus a margin of between 0.0% and 0.5% depending on the percent of the borrowing base utilized at the time of the credit extension. The interest rate on the Eurodollar loans fluctuates based upon the rate at which Eurodollar deposits in the London Interbank market ("Libor") are quoted for the maturity selected, plus a margin of 1.25% to 2.00% depending on the percent of the borrowing based utilized at the time of the credit extension. Eurodollar loans of one, three and six months may be selected by Crimson. A commitment fee of 0.375% on the unused portion of the borrowing base will accrue, and be payable quarterly in arrears.

    -- The credit agreement includes usual and customary affirmative covenants for credit facilities of this type and size, as well as customary negative covenants, including, among others, limitations on liens, hedging, mergers, asset sales or dispositions, payments of dividends, incurrence of additional indebtedness, certain leases and investments outside of the ordinary course of business. The credit agreement also requires the Company to maintain a ratio of current assets to current liabilities of at least 1.0 to 1.0, an interest coverage ratio of EBITDAX (earnings before interest, taxes, depreciation and amortization and exploration expense) to cash interest expense of 3.0 to 1.0 and a tangible net worth of at least $45 million, subject to adjustment based on future results of operations and any sales of equity securities. EBITDAX and tangible net worth are calculated without consideration of unrealized gains and losses related to stock derivatives accounted for under variable accounting rules and commodity hedges.

    Allan D. Keel, President and Chief Executive Officer of Crimson, commented: "We are extremely excited about establishing this relationship with Wells Fargo Bank. Partnering with a strong financial institution like Wells Fargo on this facility gives Crimson a valuable financial tool and support team that we can count on for quickly reacting to acquisition opportunities we choose to pursue in carrying out our growth strategy."
    This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission ("SEC"). Such statements include those concerning Crimson's strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson has made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson's control. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including the GulfWest Form 10-K for the year ended December 31, 2004 and the GulfWest Form 10-Q for the quarter ended March 31, 2005 for further discussion of these risks.


    CONTACT: Crimson Exploration Inc., Houston
             E. Joseph Grady, 281-820-1919